Exhibit 99.1

Contacts:

Jeff Young Media Relations Akamai Technologies 617-250-3913 jyoung@akamai.com	–or–	Steven J. Wolfe Investor Relations Akamai Technologies 617-250-4724 swolfe@akamai.com

AKAMAI TECHNOLOGIES ANNOUNCES STOCK REPURCHASE PROGRAM

     CAMBRIDGE, Mass. – September 17, 2001 — Akamai Technologies, Inc. (NASDAQ: AKAM), the leading provider of distributed application and content delivery services, today announced that its board of directors has authorized a stock repurchase program. Under the program, Akamai may purchase up to $20 million of its common stock over the next six months.

     ‘‘We have confidence in our company and our country,’’ said George H. Conrades, Chairman and CEO of Akamai Technologies. ‘‘Under current market conditions, we have an opportunity to buy back our shares at what we believe are attractive levels. We believe that this stock repurchase program is in the best interests of our shareholders and is consistent with our fully funded business plan.’’

     The repurchased shares will be used for general corporate purposes, including the share issuance requirements of the Company’s employee stock option and purchase plans. Any share repurchases under this program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 17, 2001, Akamai has approximately 115 million shares outstanding.

About Akamai

     Akamai is the leading provider of distributed application and content delivery services. These services enable companies to reduce the complexity and cost of deploying and operating a uniform Web infrastructure while ensuring unmatched performance, reliability, scalability and manageability. Akamai’s services give businesses a distinct competitive advantage and provide an unparalleled Internet experience for their customers. Akamai’s intelligent edge platform for content, streaming media, and application delivery comprises more than 11,650 servers within over 820 networks in 62 countries. With headquarters in Cambridge, Massachusetts, Akamai provides services to companies worldwide. For information on Delivering a Better InternetSM, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

     The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, general economic conditions, unusual activity in the financial markets, inability to collect amounts owed to Akamai by customers, any material, unexpected increases in Akamai’s use of funds, the dependence on Akamai’s Internet content delivery service, lack of market acceptance of new services, a failure of Akamai’s network infrastructure, and other factors that are discussed in the Company’s Annual Report on Form 10-K and other documents periodically filed with the SEC.

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     Copyright © 2001 Akamai Technologies, Inc. All Rights Reserved. Akamai, EdgeSuite, FreeFlow, Delivering a Better Internet, EdgeAdvantage, and the blue multi-wave logo are all trademarks or registered trademarks of Akamai Technologies. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.

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